Exhibit (i)(2)
                              Peter A. Quist
                             Attorney at Law
                         389 East Brandon Drive
                           Bismarck, ND 58503

                             April 27, 2001


Integrity Small-Cap Fund of Funds, Inc.
1 North Main
Minot, ND  58703

   Re:            Integrity Small-Cap Fund of Funds, Inc.
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Gentlemen:

   I have served as counsel for Integrity Small-Cap Fund of Funds, Inc. (the"Fund"), which proposes to offer and sell shares (collectively, the "Shares") in the manner and on the terms set forth in its Post-Effective Amendment No. 1 (the "Amendment") to its Registration Statement to be filed on or about April 27, 2001, with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

   In connection therewith, I have examined such pertinent records and documents and matters of law as I have deemed necessary in order to enable me to express the opinions hereinafter set forth including, but not limited to, the Fund's Articles of Incorporation, Bylaws, Registration Statement, and certain actions of the Board of Directors of the Fund.

   In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form, and the legal competence of each individual executing any document.

   Based upon the foregoing, I am of the opinion that:

   The Shares of the Fund which are currently being registered by the Amendment referred to above may be legally and validly issued from time to time in accordance with the Fund's Articles of Incorporation dated September 10, 1998, the Fund's Bylaws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per Share; and such Shares, when so sold, will be legally issued and outstanding, fully paid, and nonassessable.

   I hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 333-64917) relating to the Shares referred to above and to the use of my name in said Amendment.


                                                    Respectfully submitted,

                                                    /s/ Peter A. Quist
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                                                    Peter A. Quist